Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183457) pertaining to the 2008 Stock Option Plan effective June 3, 2008 of Response Biomedical Corp. of our report dated March 29, 2012, with respect to the consolidated financial statements of Response Biomedical Corp. for the year ended December 31, 2011, included in this Annual Report (Form 10-K) of Response Biomedical Corp. for the year ended December 31, 2012.

Vancouver, Canada	/s/ Ernst & Young LLP
March 15, 2013	Chartered Accountants